Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS THIRD QUARTER 2012 RESULTS

RALEIGH, NC - November 7, 2012, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading provider of capital to lower middle market companies located throughout the United States, today announced its financial results for the third quarter of 2012.

Highlights

•Total Investment Portfolio: $631.3 million
•Total Net Assets (Equity): $418.7 million
•Net Asset Value Per Share (Book Value): $15.33
•Weighted Average Yield on Debt Investments: 14.7%
•Efficiency Ratio (G&A Expenses/Total Investment Income): 18.1%

•Investment Portfolio Activity for the Quarter Ended September 30, 2012
▪Cost of investments made during the period: $71.9 million
▪Principal repayments during the period: $39.4 million
▪Investments made subsequent to quarter end: $14.5 million

•Financial Results for the Quarter Ended September 30, 2012
▪Total investment income: $24.3 million
▪Net investment income: $15.9 million
▪Net investment income per share: $0.58
▪Dividends paid per share: $0.52
▪Net realized gains: $1.6 million
▪Net increase in net assets resulting from operations: $16.2 million
▪Net increase in net assets resulting from operations per share: $0.59

In commenting on the Company's results, Garland S. Tucker, III, President and Chief Executive Officer, stated, “The third quarter of 2012 was another exceptionally strong quarter for Triangle. We were active in terms of new investments, we generated net investment income that was in excess of our dividend, we raised our dividend during the quarter, and we generated realized gains on our investment portfolio. In total, I could not be more pleased with our performance and I give great credit to our operational team for continuing to perform so well.”

Third Quarter 2012 Results

Total investment income during the third quarter of 2012 was $24.3 million, compared to total investment income of $16.2 million for the third quarter of 2011, representing an increase of 50.0%. This increase was primarily attributable to an increase in total loan interest income due to a net increase in portfolio investments, an increase in non-recurring fee income of approximately $1.4 million and $0.7 million of non-recurring dividend income. On a per share basis, non-recurring dividend income for the third quarter of 2012 was approximately $0.03.

Net investment income during the third quarter of 2012 was $15.9 million, compared to net investment income of $10.4 million for the third quarter of 2011, representing an increase of 52.8%. The Company's net investment income per share during the third quarter of 2012 was $0.58 based on a weighted average share count of 27,290,493 as compared to $0.52 per share during the third quarter of 2011, based on a weighted average share count of 20,015,230.

The Company's net increase in net assets resulting from operations was $16.2 million during the third quarter of 2012, as compared to a net increase in net assets resulting from operations of $17.5 million during the third quarter of 2011.

The Company's net increase in net assets resulting from operations was $0.59 per share during the third quarter of 2012 based on a weighted average share count of 27,290,493, as compared to a net increase in net assets resulting from operations of $0.87 per share during the third quarter of 2011, based on a weighted average share count of 20,015,230.

The Company's net asset value, or NAV, per share at September 30, 2012, was $15.33 as compared to $14.68 per share at December 31, 2011. As of September 30, 2012, the Company's weighted average yield on its outstanding, currently yielding, debt investments was approximately 14.7%.

Liquidity and Capital Resources

Commenting on the Company's liquidity position, Steven C. Lilly, Chief Financial Officer, stated, “Triangle's current capital structure is as strong as it has ever been. Including the effects of our recent bond offering, coupled with the liquidity provided by our new $165 million senior credit facility, our available SBA debentures, and our cash on hand, Triangle's current available liquidity approximates $300 million. This liquidity provides us a clear path to continue executing on our business strategy.”

At September 30, 2012, the Company had cash and cash equivalents totaling $60.1 million.

In September, 2012, the Company announced that it closed a four-year senior secured credit facility (“Credit Facility”) with an initial commitment of $165.0 million. The Credit Facility replaced the Company's existing $75.0 million senior secured credit facility. The Credit Facility has an accordion feature which allows for an increase in the total loan size up to $215.0 million and also contains two one-year extension options, bringing the total potential term to six years from closing. As of September 30, 2012, the Company had $26.0 million in debt outstanding under the Credit Facility.

During the third quarter of 2012, Triangle prepaid $30.4 million in Small Business Administration-(“SBA”) guaranteed debentures that bore interest at a weighted average interest rate of 6.5%. As of September 30, 2012, the Company had outstanding non-callable, fixed rate SBA guaranteed debentures totaling $183.6 million with a weighted average interest rate of 4.5%. The Company has the ability to issue $40.8 million in additional SBA-guaranteed debentures.

Subsequent to quarter end, Triangle filed a prospectus supplement pursuant to which $70.0 million in aggregate principal amount of 6.375% senior unsecured notes due 2022 (the “Notes”) were offered. On November 6, 2012, the underwriters fully exercised their option to purchase an additional $10.5 million in aggregate principal amount of Notes, bringing the total offering to $80.5 million with net proceeds to the Company of approximately $77.8 million after deducting underwriting discounts and estimated offering expenses paid by the Company. The Notes will mature on December 15, 2022, and may be redeemed in whole or in part at any time or from time to time at the Company's option on or after December 15, 2015. The Notes bear interest at a rate of 6.375% per year payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2012. The Notes trade on the NYSE under the symbol “TCCA.”

Dividend and Distribution Information

On August 29, 2012, Triangle announced that its board of directors had declared a cash dividend of $0.52 per share, representing an 18.2% year-over-year increase and a 4.0% increase over the second quarter of 2012. This was the Company's twenty-third consecutive quarterly dividend since its initial public offering in February, 2007, and was the Company's thirteenth dividend increase. The dividend was payable as follows:

Record Date: September 12, 2012
Payment Date: September 26, 2012

At the time of its IPO in February, 2007, Triangle adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company's common stock, rather than receiving cash dividends.

When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”).  At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles.  Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.

Recent Portfolio Activity

During the third quarter of 2012, Triangle made eight new investments totaling approximately $71.9 million. During the third quarter of 2012, the Company received four loan repayments at par totaling approximately $38.1 million and received normal principal repayments and partial loan prepayments totaling approximately $1.3 million.

New investment transactions which occurred during the third quarter of 2012 are summarized as follows:

In July, 2012, Triangle made a $10.0 million investment in All Aboard America! Holdings, Inc. (“All Aboard”) consisting of subordinated debt and equity. All Aboard is a large regional motor coach operator that provides commuter, charter, sightseeing, and scheduled route services in both the southwestern and southern United States.

In July, 2012, Triangle made a $5.3 million investment in Empire Facilities Management Group, Inc. (“Empire”) consisting of unitranche debt and equity. Empire is a retail, restaurant, and commercial facilities maintenance and management company offering single-source facilities solutions across the continental United States, Hawaii, Alaska, Puerto Rico, Canada, and the Virgin Islands.

In July, 2012, Triangle made a $9.5 million investment in DataSource, Inc. (“DataSource”) consisting of subordinated debt and equity. DataSource provides outsourced print supply chain management services, including production, sourcing, and fulfillment of print marketing materials.

In July, 2012, Triangle made a $7.2 million investment in Eckler Holdings, Inc. (“Eckler's”) consisting of subordinated debt and equity. Eckler's is a large multi-channel marketer of restoration parts and accessories for classic and enthusiast cars and trucks. Eckler's products are primarily marketed to consumer enthusiasts and small business classic car restorers.

In July, 2012, Triangle invested $10.0 million in My Alarm Center, LLC (“Alarm Center”) consisting of subordinated debt and equity. Alarm Center provides billing, account management, technical service/repair, and call center operation services for security alarm contracts.

In August, 2012, Triangle invested $12.0 million in Parts Now!, LLC (“Parts Now”) consisting of subordinated debt and equity. Parts Now distributes original equipment manufacturer and aftermarket printer parts to service companies that repair printers and office equipment.

In September, 2012, Triangle made a $6.0 million subordinated debt investment in DCWV Acquisition Corporation (“DCWV”). DCWV is a branded designer, marketer, and supplier of arts and crafts, do-it-yourself jewelry, and home décor products.

In September, 2012, Triangle made a $12.0 million subordinated debt investment in Marine Acquisition Corp. (“Marine”). Marine provides aftermarket and original equipment manufacturer products for the recreational marine market.

Investments subsequent to quarter end are summarized as follows:

In October, 2012, the Company made a $14.5 million investment in Performance Health and Wellness Holdings, Inc. and subsidiaries (“Performance Health”) consisting of subordinated debt and equity. Performance Health designs, manufactures, and markets rehabilitation and wellness products.

Conference Call to Discuss Third Quarter 2012 Results

Triangle has scheduled a conference call to discuss third quarter 2012 operating and financial results for Thursday, November 8, 2012, at 9:00 a.m. ET.

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until November 12, 2012. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 36932645.

Triangle's quarterly results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events.cfm. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until November 30, 2012.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. Triangle offers a wide variety of investment structures with a primary focus on mezzanine financing with equity components. Triangle's investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle's investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle typically invests $5.0 million - $25.0 million per transaction in companies with annual revenues between $20.0 million and $200.0 million and EBITDA between $3.0 million and $20.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle's filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC's website at www.sec.gov and shareholders may receive a hard copy of the completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts

Sheri Blair Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com

Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets:
Investments at fair value:
Non–Control / Non–Affiliate investments (cost of $485,599,055 and $389,312,451 at September 30, 2012 and December 31, 2011, respectively)	$498,027,652	$396,502,490
Affiliate investments (cost of $126,931,742 and $97,751,264 at September 30, 2012 and December 31, 2011, respectively)	128,065,635	103,266,298
Control investments (cost of $11,462,759 and $11,278,339 at September 30, 2012 and December 31, 2011, respectively)	5,216,666	7,309,787
Total investments at fair value	631,309,953	507,078,575
Cash and cash equivalents	60,110,779	66,868,340
Interest and fees receivable	3,969,957	1,883,395
Prepaid expenses and other current assets	451,017	623,318
Deferred financing fees	8,635,658	6,682,889
Property and equipment, net	54,826	58,304
Total assets	$704,532,190	$583,194,821
Liabilities:
Accounts payable and accrued liabilities	$4,885,429	$4,116,822
Interest payable	857,450	3,521,932
Taxes payable	307,000	1,402,866
Deferred income taxes	1,220,454	628,742
Borrowings under credit facility	26,000,000	15,000,000
Senior notes	69,000,000	—
SBA-guaranteed debentures payable	183,559,252	224,237,504
Total liabilities	285,829,585	248,907,866
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 27,320,385 and 22,774,726 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	27,320	22,775
Additional paid-in-capital	398,842,128	318,297,269
Investment income in excess of distributions	7,501,895	6,847,486
Accumulated realized gains on investments	6,235,321	1,011,649
Net unrealized appreciation of investments	6,095,941	8,107,776
Total net assets	418,702,605	334,286,955
Total liabilities and net assets	$704,532,190	$583,194,821
Net asset value per share	$15.33	$14.68

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Operations

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Investment income:
Loan interest, fee and dividend income:
Non–Control / Non–Affiliate investments	$16,376,768	$10,715,995	$44,401,267	$30,690,335
Affiliate investments	3,838,341	2,409,455	9,508,295	5,508,253
Control investments	49,384	96,535	161,375	1,243,396
Total loan interest, fee and dividend income	20,264,493	13,221,985	54,070,937	37,441,984
Payment–in–kind interest income:
Non–Control / Non–Affiliate investments	3,017,120	2,217,084	8,454,799	5,585,410
Affiliate investments	946,345	668,660	2,470,663	1,613,555
Control investments	20,250	18,592	60,221	137,393
Total payment–in–kind interest income	3,983,715	2,904,336	10,985,683	7,336,358
Interest income from cash and cash equivalent investments	78,500	94,489	344,407	281,611
Total investment income	24,326,708	16,220,810	65,401,027	45,059,953
Expenses:
Interest and other financing fees	4,046,885	2,901,089	11,502,245	7,796,997
General and administrative expenses	4,403,469	2,927,465	11,778,156	8,761,462
Total expenses	8,450,354	5,828,554	23,280,401	16,558,459
Net investment income	15,876,354	10,392,256	42,120,626	28,501,494
Net realized gain on investments – Non–Control / Non–Affiliate	816,393	1,011,649	3,600,501	1,839,248
Net realized gain on investments – Affiliate	785,132	—	785,132	—
Net realized gain (loss) on investments – Control	—	(2,997,979)	838,039	9,155,191
Net unrealized appreciation (depreciation) of investments	(586,937)	9,030,048	(2,011,835)	4,966,744
Total net gain on investments	1,014,588	7,043,718	3,211,837	15,961,183
Loss on extinguishment of debt	(624,768)	—	(829,811)	(157,590)
Income tax benefit (provision)	(34,388)	34,269	(27,157)	61,628
Net increase in net assets resulting from operations	$16,231,786	$17,470,243	$44,475,495	$44,366,715
Net investment income per share—basic and diluted	$0.58	$0.52	$1.59	$1.54
Net increase in net assets resulting from operations per share—basic and diluted	$0.59	$0.87	$1.68	$2.40
Dividends declared per common share	$0.52	$0.44	$1.49	$1.30
Weighted average number of shares outstanding—basic and diluted	27,290,493	20,015,230	26,545,542	18,489,842

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended	Nine Months Ended
	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net increase in net assets resulting from operations	$44,475,495	$44,366,715
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(228,510,522)	(184,144,674)
Repayments received/sales of portfolio investments	113,898,080	63,434,578
Loan origination and other fees received	3,565,896	3,689,444
Net realized (gain) loss on investments	(5,223,672)	(10,994,439)
Net unrealized depreciation (appreciation) of investments	1,420,124	(5,049,919)
Deferred income taxes	591,712	83,173
Payment–in–kind interest accrued, net of payments received	(5,501,302)	(3,452,028)
Amortization of deferred financing fees	789,479	724,663
Loss on extinguishment of debt	829,811	—
Accretion of loan origination and other fees	(2,397,275)	(1,029,151)
Accretion of loan discounts	(1,482,707)	(843,534)
Accretion of discount on SBA-guaranteed debentures payable	131,748	128,528
Depreciation expense	24,145	21,170
Stock-based compensation	2,074,927	1,409,654
Changes in operating assets and liabilities:
Interest and fees receivable	(2,086,562)	(1,460,945)
Prepaid expenses	172,301	(389,127)
Accounts payable and accrued liabilities	768,607	393,049
Interest payable	(2,664,482)	(1,574,400)
Deferred revenue	—	7,718
Taxes payable	(1,095,866)	(191,672)
Net cash used in operating activities	(80,220,063)	(94,871,197)
Cash flows from investing activities:
Purchases of property and equipment	(20,667)	(23,267)
Net cash used in investing activities	(20,667)	(23,267)
Cash flows from financing activities:
Borrowings under SBA-guaranteed debentures payable	—	31,100,000
Repayments of SBA-guaranteed debentures payable	(40,810,000)	(9,500,000)
Borrowings under credit facility	26,000,000	—
Repayments of credit facility	(15,000,000)	—
Proceeds from senior notes	69,000,000	—
Financing fees paid	(3,572,059)	(1,265,628)
Proceeds from public stock offerings, net of expenses	77,122,974	128,659,873
Common stock withheld for payroll taxes upon vesting of restricted stock	(1,111,444)	(643,308)
Cash dividends paid	(38,146,302)	(22,827,618)
Net cash provided by financing activities	73,483,169	125,523,319
Net increase (decrease) in cash and cash equivalents	(6,757,561)	30,628,855
Cash and cash equivalents, beginning of period	66,868,340	54,820,222
Cash and cash equivalents, end of period	$60,110,779	$85,449,077
Supplemental disclosure of cash flow information:
Cash paid for interest	$12,999,240	$8,675,796
Summary of non-cash financing transactions:
Dividends paid through DRIP share issuances	$2,462,947	$3,082,624